Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 14, 2026
Registration Statement Nos. 333-283340 and 333-283340-04

***PRICING DETAILS*** $1.5bn BMWLT (BMW) 2026-1 (Prime Auto Lease)
Joint Bookrunners: J.P. Morgan (struc), MUFG, RBC
Co-Managers: ING, Mizuho
CL	AMT($MM)	WAL	MDY/F	P.WIN	E.FIN	L.FIN	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	249.600	0.26	P-1/F1+	01-06	10/26	04/27	I-Curve	+14	3.830	3.830	100.00000
A-2-A	490.200	1.04	Aaa/AAA	06-18	10/27	07/28	I-Curve	+37	4.072	4.03	99.99190
A-2-B	90.000	1.04	Aaa/AAA	06-18	10/27	07/28	SOFR30A	+37			100.00000
A-3	580.200	1.96	Aaa/AAA	18-29	09/28	05/29	I-Curve	+43	4.192	4.15	99.98895
A-4	90.000	2.47	Aaa/AAA	29-30	10/28	11/29	I-Curve	+45	4.219	4.18	99.99434

Expected Settle: 04/22/2026	Registration: SEC-Registered
First Pay Date: 05/26/2026	ERISA Eligible: Yes
Expected Ratings: Moody's, Fitch	PX Speed: 100% PPC to Maturity
Ticker: BMWLT 2026-1	Min Denoms: $1k x $1k
Bill & Deliver: J.P. Morgan
Expected Pxg: PRICED

Available Information:

CUSIPs:	A1	05594YAA4	* Preliminary Prospectus: Attached
A2A		05594YAB2	* Preliminary FWP: Attached
A2B		05594YAC0	* IntexNet/CDI: Separate Message
A3		05594YAD8
A4		05594YAE6

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.